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                                                             Exhibit 5(p)

                                                                           Draft
                                                                           -----


                            CO-MANAGEMENT AGREEMENT


Co-Management Agreement executed as of January ____, 1998 between Allmerica Investment Management Company, Inc. (the "Manager") and Rogers, Casey Asset Services, Inc. (the "Co-Manager").


Witnesseth:

That in consideration of the mutual covenants herein contained, it is agreed as follows:


1.  SERVICES TO BE RENDERED BY CO-MANAGER


    (a) Subject always to the control of the Trustees of Allmerica Investment Trust (the "Trust"), a Massachusetts business trust, and the supervision and direction of the Manager, the Co-Manager, at its expense, will furnish continuously investment management services for the following series of shares of the Trust: the SELECT EMERGING MARKETS FUND (the "Fund") and such other series of shares as the Trust, the Manager and the Co-Manager may from time to time agree on (together, the "Funds"). The Co-Manager will assist and advise the Manager with respect to the:


         . selection and retention of one or more sub-advisers (the "Sub-Advisers") to provide investment advisory services for specified portions of the Fund's assets;


         .  allocation of Fund assets to the respective Sub-Advisers;


         . supervision of the Sub-Advisers, including, but not limited to, reviewing with the Sub-Advisers on a regular basis (i) the investment objectives, policies and restrictions of the Fund and
            (ii) the procedures for the placing of orders for the purchase and sale of portfolio securities for the Fund;

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         .  daily management of the portfolio securities and investment operations of the Fund, including, but not limited to, the making and execution of investment decisions; and


         . other duties which the Manager and Co-Manager may agree upon from time to time.


         In the performance of its duties, the Co-Manager will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of the Fund, as set forth in the current Registration Statement of the Trust filed with the Securities and Exchange Commission ("SEC") and any applicable federal and state laws, and will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine and which are furnished to the Co-Manager. The Co-Manager shall make its officers and employees available to the Manager from time to time at reasonable times to review investment policies of the Fund and to consult with the Manager regarding the investment affairs and management of the Fund. In the performance of its duties hereunder, the Co-Manager is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.


    (b) The Co-Manager, at its expense, will furnish (i) all investment and management facilities, including salaries of personnel necessary for it to perform the duties set forth in this Agreement, and (ii) administrative facilities, including clerical personnel and equipment necessary for the conduct of the investment affairs and management of the Fund (excluding brokerage expenses and pricing and bookkeeping services).


    (c) The Co-Manager shall take all reasonable actions necessary to ensure that the Sub-Advisers, in selecting brokers or dealers for the placement of orders for the

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         purchase and sale of portfolio investments for the Fund and in placing such orders, always seek best execution (except to the extent permitted by law and by policies that may be adopted by the Trustees).


2.  OTHER AGREEMENTS


    It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Co-Manager, and in any person controlled by or under common control with the Co-Manager, and that the Co-Manager and any person controlled by or under common control with the Co-Manager may have an interest in the Trust. It is also understood that the Co-Manager and persons controlled by or under common control with the Co-Manager have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses.


3.  COMPENSATION TO BE PAID BY THE MANAGER TO THE CO-MANAGER


    The Manager will pay to the Co-Manager as compensation for the Co-Manager's services rendered a fee, determined as described in Schedule A which is attached hereto and made a part hereof. Such fee shall be paid by the Manager and not by the Trust.


4.  AMENDMENTS OF THIS AGREEMENT


    This Agreement (including Schedule A attached hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, if such approval is required under the Investment Company Act of 1940, as amended ("1940 Act"), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a

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    majority of the Trustees who are not interested persons of the Trust or of the Manager, the Co-Manager or any Sub-Adviser.


5.  EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT


    This Agreement shall be effective as of January 1, 1998, and shall remain in full force and effect as to each Fund continuously thereafter, until terminated as provided below:


    (a) Unless terminated as herein provided, this Agreement shall remain in full force and effect for a period of two years and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager, the Co-Manager or any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Co-Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.


    (b) This Agreement may be terminated as to any Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Co-Manager, in each case on sixty days' written notice.


    (c) This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Management Agreement with the Manager shall have terminated for any reason.

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    (d)  In the event of termination of this Agreement, the Fund will no longer use the name "Rogers, Casey Asset Services, Inc." or in materials relating to the Fund except as may be required by the 1940 Act and the rules and regulations thereunder.

6.  CERTAIN DEFINITIONS


    For the purposes of this Agreement, "best execution" means placing portfolio transactions where the Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere.


    For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.


    For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

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7.  NON-LIABILITY OF CO-MANAGER


    The Co-Manager shall be under no liability to the Trust, the Manager, the Sub-Advisers or the Trust's Shareholders or creditors for any matter or thing in connection with the performance of any of the Co-Manager's services hereunder or for any losses sustained or that may be sustained in the purchase, sale or retention of any investment for the Funds of the Trust made by it in good faith; provided, however, that nothing herein contained shall be construed to protect the Co-Manager against any liability to the Trust by reason of the Co-Manager's own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.


8.  LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS


    A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

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IN WITNESS WHEREOF, ALLMERICA INVESTMENT MANAGEMENT COMPANY, INC. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and ROGERS, CASEY ASSET SERVICES, INC. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


ALLMERICA INVESTMENT MANAGEMENT COMPANY, INC.


By:
     -----------------------------------------


Its:
     -----------------------------------------



ROGERS, CASEY ASSET SERVICES, INC.


By:
     -----------------------------------------


Its:
     -----------------------------------------



Accepted and Agreed to as of the day and year first above written:



By:
     -----------------------------------------


Its:
     -----------------------------------------

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                                   SCHEDULE A
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The Manager will pay to the Co-Manager as full compensation for the Co-Manager's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund as set forth below.

                        Assets                        Rate
                        ------                        ----
                    First $ 50,000,000                0.25%
                    Next  $ 50,000,000                0.20%
                    Next  $ 50,000,000                0.20%
                    Over  $150,000,000                0.15%

The fee, which is paid on a quarterly basis, shall be payable within ten (10) business days after the end of the quarter. The average daily net assets of the Fund shall be determined by taking an average of all of the determinations of net asset value during each month at the close of business on each business day during such month while this Agreement is in effect.


If the Co-Manager shall serve for any period less than a full month, the foregoing compensation shall be prorated according to the proportion which such period bears to a full year (365 days).

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